Exhibit 5.2

[LETTERHEAD OF VENABLE LLP]

January 27, 2017

Arbor Realty Trust, Inc.

333 Earle Ovington Boulevard, Suite 900

Uniondale, New York 11553

Re:          Registration Statement on Form S-3 (File No. 333-212554)

Ladies and Gentlemen:

We have served as Maryland counsel to Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance of up to $13,750,000 in aggregate principal amount of the Company’s 6.5% Convertible Senior Notes due 2019 (the “Notes”), covered by the above-referenced Registration Statement, and all amendments related thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement and the Prospectus included therein;

2.             The Prospectus Supplement, dated January 19, 2017, in the form filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;

3.             The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.             The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.             Resolutions adopted by the Board of Directors of the Company (the “Resolutions”), and by a duly authorized committee thereof, authorizing the registration, sale and issuance of the Notes and the Conversion Shares (as defined below), certified as of the date hereof by an officer of the Company;

7.             The Indenture, dated as of May 12, 2014 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”);

Arbor Realty Trust, Inc.

January 27, 2017

8.             The Second Supplemental Indenture, dated as of October 5, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee, relating to the Notes;

9.             The Global Note, dated as of January 27, 2017 (the “Global Note”), registered in the name of Cede & Co., as nominee of The Depository Trust Company, representing the Notes;

10.          A certificate executed by an officer of the Company, dated as of the date hereof; and

11.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             Upon the issuance of any shares (the “Conversion Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company issuable upon the conversion of the Notes, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Arbor Realty Trust, Inc.

January 27, 2017

6.             The Conversion Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.             The Company has the corporate power to enter into and perform its obligations under the Indenture.  The Indenture has been duly authorized, executed and, so far as is known to us, delivered by the Company.

3.             The Notes and the execution and delivery thereof have been duly authorized by all necessary corporate action on the part of the Company.  The Global Note has been duly executed by the Company.

4.             The issuance of the Conversion Shares has been duly authorized and, when issued and delivered by the Company upon conversion of the Notes in accordance with the Resolutions, the Registration Statement, the Indenture and the terms of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Arbor Realty Trust, Inc.

January 27, 2017

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Notes and incorporated by reference into the Registration Statement (the “Current Report”).  We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein, as well as to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated January 19, 2017 and filed with the Commission on January 20, 2017.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP